Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:
John Kelly, Chief Financial Officer
Smith & Wesson Holding Corp.
(413) 747-3305
Liz Sharp, VP Investor Relations
Smith & Wesson Holding Corp.
(480) 949-9700 x. 115
lsharp@smith-wesson.com
Smith & Wesson Holding Corporation Reports
Fourth Quarter and Full Year Financial Results
Year-Over-Year Net Income Growth of 510.4%; Firearms Growth of 11.0%
SPRINGFIELD, Mass., August 15, 2005 — Smith & Wesson Holding Corporation (AMEX: SWB), parent company of Smith & Wesson Corp., the legendary 153-year old company in the global business of safety, security, protection and sport, today announced financial results for the fourth quarter and full fiscal year ended April 30, 2005.
Full Year 2005 Financial Results (in millions, except EPS):

	YEAR ENDED
	April 2005	April 2004
Net Product Sales	$124.0	$117.9
Gross Profit	$40.9	$39.1
Operating Expenses	$29.7	$34.3
Net Income	$5.2	$0.8
Net Income Per Diluted Share	$0.14	$0.02
John Kelly, Chief Financial Officer, said, “Our revenue and earnings results were on the high side of our guidance, exclusive of our decision to early adopt SFAS 123(R). Improvement in profitability for fiscal 2005 resulted from multiple factors, including increased sales and our successful efforts to reduce spending in many areas. Operating expenses decreased by $4.6 million in fiscal 2005, largely a result of lower professional fees as well as savings from moving our corporate office from Arizona to our Massachusetts location. The improvement in profitability in fiscal 2005 was enhanced by an agreement reached with one of our insurance carriers that had a $4.2 million favorable impact on gross profit. The favorable impact on fiscal 2005 net income was $2.2 million, or $.06 per diluted share.
Our gross profit of 32.5% for fiscal 2005 was slightly lower than fiscal 2004 of 32.7%. Our gross profit reflects the entire impact of the $4.2 million insurance recovery. Gross profit excluding the one-time insurance benefit was 29.1%. The decrease in gross profit was attributable to the operational changes we instituted in the third quarter and increased depreciation expense. The operational changes, undertaken to meet product demand and drive new quality standards, included a transition in our factory to a seven-day workweek and improvements in our manufacturing processes. We believe those changes have begun to yield positive results, which are reflected in the sequential improvement of fourth quarter gross profit.”
In June 2005, the Company announced that it intended to early adopt Statement of Financial Accounting Standards No. 123(R), “Share-based Payment (Revised 2004)” (SFAS 123(R)) using the modified retrospective application method. Consequently, the Company has restated prior periods to reflect the impact of SFAS 123(R). The adoption of SFAS 123(R) resulted in an additional stock compensation expense of $626,000 for the year ended April 30, 2005 compared with $820,000 for the year ended April 30, 2004.
Net cash from operations for fiscal 2005 was $6.4 million, as compared to $900,000 for fiscal 2004. Capital expenditures for fiscal 2005 increased to $8.4 million from $5.7 million in fiscal 2004. All capital expenditures in fiscal 2005 were internally financed. Net cash outflow of $1.4 million for fiscal 2005 was a substantial improvement over net cash outflow of $ $6.7 million for fiscal 2004. Cash flow for fiscal 2005 included both the increased capital spending and the restructuring of our long-term debt.
Total firearms and firearms related sales grew by over 11% for fiscal 2005 compared with fiscal 2004. The Company decided in fiscal 2004 to exit non-core product lines, such as optics, Identi-Kit and third-party machining. This strategy, combined with lower demand for handcuffs, generated a 33.4% decline in non-firearms sales for fiscal 2005 to $10.4 million.
Quarterly Financial Results (in millions, except EPS):

	QUARTER ENDED
	April 2005	April 2004
Net Product Sales	$36.0	$32.8
Gross Profit	$11.4	$11.9
Operating Expenses	$7.9	$8.8
Net Income	$1.8	$1.6
Net Income Per Diluted Share	$.04	$.05
Net product sales for the quarter ended April 30, 2005 increased by $3.2 million, or 9.8%, over the comparable quarter of fiscal 2004. Firearms sales for the fourth quarter of fiscal 2005 increased by $3.7 million, or 12.4%, over the fourth quarter of fiscal 2004. The increase in firearms sales was due primarily to higher demand for pistols, which increased by $2.0 million, or 24.9%. Revolver sales for the fourth quarter of fiscal 2005 grew by approximately $900,000, or 6.8%, over the comparable quarter of 2004.
Gross profit for the fourth quarter of fiscal 2005 declined by approximately $470,000 over the comparable quarter of fiscal 2004. Gross profit for the fourth quarter of fiscal

2004 was positively impacted by $1.2 million in adjustments related to an agreement reached with one of our insurance carriers in fiscal 2004. In addition, gross profit in the fourth quarter of fiscal 2005 was negatively impacted by increased depreciation expense.
Operating expenses of $7.9 million for the quarter ended April 30, 2005 were approximately $877,000, or 10.0%, lower than the comparable quarter of fiscal 2004. Sales and marketing expenses increased for the fourth quarter of fiscal 2005 compared with the fourth quarter 2004, as we intensified our promotional efforts. General and administrative expenses for the fourth quarter of fiscal 2005 decreased by $1.5 million compared with the comparable quarter of 2004. The impact of SFAS 123(R) was an additional compensation expense of $210,000 for the quarter ended April 30, 2005 compared with $329,000 for the quarter ended April 30, 2004.
Gross profit as a percentage of product sales and licensing revenue increased sequentially from 24.5% for the three months ended January 31, 2005 to 31.2% for the three months ended April 30, 2005. The increase in the gross profit percentage was due to improvements in production efficiency and the shift to a seven-day workweek.
Total cash flow for the quarter ended April 30, 2005 was a positive $3.1 million, a $723,000 improvement over the fourth quarter of fiscal 2004. The increase in cash flow was attributable to higher pre-tax profits and the fact that the fourth quarter fiscal 2005 results included over $400,000 in additional depreciation compared with the fourth quarter of fiscal 2004.
Michael Golden, President and CEO, said, “We made solid progress on many fronts in fiscal 2005, driving growth and increasing our profitability through operational improvements. Our firearms sales grew by more than 11% for the year, supported in part by continuing demand for our core products, including our newer Model 500 revolver. Our non-firearms sales declined, as expected, as we focused our efforts on only those products and services that add value to our brand or provide other strategic benefits.
“We continue to experience substantial operating improvements in our Springfield factory in the areas of manufacturing processes, supply chain management, and lean manufacturing practices. In fact, our manufacturing process improvements have yielded productivity increases that have reached into the double digits, in both revolver and pistol manufacturing areas. These system-level enhancements are important factors in supporting future growth in both segments.”
Accounting Matters
Full year and quarterly results have been restated to correct the accounting for certain stock awards under APB 25 and to early adopt SFAS 123(R).
New Products: The M&P Series
Golden continued, “We have a long history of innovation at Smith & Wesson. That tradition continues as we finalize plans for the launch of a very exciting new product line this fall: the Military & Police, or M&P, pistol series. The M&P family of pistols has been developed by our own craftsmen and designed specifically to address the needs of the law enforcement and military communities.

The M&P is an important, strategic accomplishment for Smith & Wesson. Today, we hold just a small fraction of the law enforcement and military pistol markets. The M&P series incorporates a multitude of design, performance and safety features, all of which we believe will make it a very strong competitor in these markets. In fact, we have tested the M&P 40, the first pistol in the series, with over a dozen separate law enforcement agencies across the country. We are exceptionally pleased with the response.”
Outlook for Fiscal 2006
Net Product Sales for fiscal 2006 are expected to increase by 10 percent to 12 percent over fiscal 2005, excluding potential additional revenue from new business ventures we may pursue. This increase is expected to come from improved sales penetration of the current sporting goods channel; new sales in law enforcement, federal government and international trade channels; new product introductions, including the M&P pistol series; and initial shipments of our award-winning Model 460 XVR revolver.
Gross profit as a percentage of product sales and licensing revenue is expected to increase from 29.1% (before the impact of the insurance recovery) in fiscal 2005 to approximately 32% in fiscal 2006. This increase will be driven by improved efficiencies in manufacturing operations, offset by increased depreciation expense related to new capital expenditures. Gross margin improvement is expected to occur over the course of the year, with the bulk occurring in the second half.
As a percentage of sales and licensing, operating expenses in 2006 are expected to increase slightly compared to fiscal 2005 levels, as we expand our sales and marketing resources and activities. We expect our interest expense to be approximately $1.3 million, substantially lower than fiscal 2005 levels, reflecting our refinancing activities in January 2005.
Net income for fiscal 2006 is expected to increase to between $6.3 million and $6.9 million, or between $.17 and $.18 per diluted share. This includes an anticipated compensation expense relative to SFAS 123 (R) of $1.7 million, or $.04 per share.
Net income of between $.17 and $.18 in fiscal 2006 would more than double the net income achieved in fiscal 2005, excluding the insurance recovery.
Capital expenditures are expected to be $12.0 million in fiscal 2006. Most of the capital expenditures relate to new products, capacity expansion and process improvements. Capital expenditures are expected to be internally financed.
Golden concluded, “We have now completed our first quarter of the new 2006 fiscal year. While details on our results for that quarter are not yet available, our revenue results are on track, giving us increased confidence in our double-digit revenue growth guidance for the 2006 fiscal year.”

Conference Call
The Company will host a conference call today, August 15, 2005, to discuss its 2005 financial results and outlook for 2006. The conference call may include forward-looking statements. The conference call will be Web cast and is scheduled to begin at 5:00pm Eastern Time (2:00pm Pacific). The live audio broadcast and replay of the conference call can be accessed on the Company’s Web site at www.smithandwesson.com, under the Investor Relations section. The Company will maintain an audio replay of this conference call on its website for a period of time after the call. No other audio replay will be available.
About Smith & Wesson
Smith & Wesson Holding Corporation, through its subsidiary Smith & Wesson Corp., is one of the world’s largest manufacturers of quality handguns, law enforcement products and firearm safety/security products. The Company also licenses shooter protection, knives, apparel, footwear and other accessory lines. The Company is based in Springfield, Mass., with manufacturing facilities in Springfield and Houlton, Maine. The Smith & Wesson Academy is America’s longest-running firearms training facility for America’s public servants. For more information, call (800) 331-0852 or log on to www.smith-wesson.com.
Safe Harbor Statement
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include statements regarding the Company’s anticipated sales, sales margins, gross margins, expenses, earnings, capital expenditures, penetration rates for new and existing markets and new product shipments, for the fiscal year ending April 30, 2006; the Company’s strategies; the demand for the Company’s products; the success of the Company’s efforts to achieve improvements in manufacturing processes; the ability of the Company to introduce any new products and the success of any new products, including the Military and Police pistol series. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for the Company’s products, the Company’s growth opportunities, the ability of the Company to obtain operational enhancements, the ability of the Company to increase its production capacity, the ability of the Company to engage additional key employees, and other risks detailed from time to time in the Company’s reports filed with the SEC, including its Form 10-K Report for the fiscal year ended April 30, 2005.

SMITH & WESSON HOLDING CORPORATION and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
AND OTHER COMPREHENSIVE INCOME
For the years ended:

		Restated	Restated
	April 30, 2005	April 30, 2004	April 30, 2003
Net product and services sales	$123,963,973	$117,892,507	$98,468,766
License revenue	1,824,077	1,622,128	1,502,448
Cost of products and services sold	84,861,811	80,080,391	69,294,008
Cost of license revenue	38,221	304,329	296,489

Gross profit	40,888,018	39,129,915	30,380,717

Operating expenses:
Research and development, net	199,042	557,884	905,542
Selling and marketing	13,581,939	12,723,916	11,339,709
General and administrative	15,926,046	20,036,495	15,412,909
Restructuring costs	—	1,000,931	—

Total operating expenses	29,707,027	34,319,226	27,658,160

Income from operations	11,180,991	4,810,689	2,722,557

Other income/(expense):
Other income/(expense)	(120,373)	(1,302,959)	1,789,114
Interest income	290,201	318,868	680,705
Interest expense	(2,675,373)	(3,340,375)	(3,587,519)

	(2,505,545)	(4,324,466)	(1,117,700)

Income before income taxes	8,675,446	486,223	1,604,857
Income tax (benefit) expense	3,426,490	(346,062)	(15,620,636)

Net income	$5,248,956	$832,285	$17,225,493
Other comprehensive income:
Unrealized (loss) gain on marketable securities, net of $0, ($4,217), and $11,935 tax effect, respectively		$(7,231)	$24,608
Reclassification of realized gain to net income	(20,245)	—	—

Comprehensive income	$5,228,711	$825,054	$17,250,101

Weighted average number of common equivalent shares outstanding, basic	31,361,009	30,719,114	29,860,228

Net income per share, basic	$0.17	$0.03	$0.58

Weighted average number of common equivalent shares outstanding, diluted	36,636,170	36,011,400	35,372,633

Net income per share, diluted	$0.14	$0.02	$0.49

SMITH & WESSON HOLDING CORPORATION and Subsidiaries
CONSOLIDATED BALANCE SHEETS
As of:

		Restated
	April 30,2005	April 30,2004
ASSETS
Current assets:
Cash and cash equivalents	$4,081,475	$5,510,663
Marketable securities	—	1,538,738
Accounts receivable, net of allowance for doubtful accounts of $75,000 on April 30, 2005 and $100,000 on April 30, 2004	18,373,713	20,249,858
Inventories	19,892,581	15,986,705
Other current assets	2,388,286	1,984,343
Deferred income taxes	6,119,561	3,900,480
Income tax receivable	3,701	160,596

Total current assets	50,859,317	49,331,383

Property, plant, and equipment, net	16,726,361	11,021,174
Intangibles, net	364,908	351,908
Collateralized cash deposits	—	22,673,059
Notes receivable	1,029,812	1,072,359
Deferred income taxes	7,806,702	13,045,388
Other assets	5,205,246	7,794,700

	$81,992,346	$105,289,971

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,034,692	$9,608,975
Accrued expenses	4,898,517	6,210,422
Accrued payroll	3,220,730	3,920,426
Accrued taxes other than income	589,449	1,055,506
Accrued profit sharing	2,403,019	2,272,030
Accrued workers’ compensation	536,773	225,000
Accrued product liability	2,524,996	2,097,636
Deferred revenue	15,646	442,291
Current portion of notes payable	1,586,464	4,039,456

Total current liabilities	27,810,286	29,871,742

Notes payable	16,028,424	37,870,046

Other non-current liabilities	11,062,459	17,292,848

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 20,000,000 shares authorized, 0 shares on on April 30, 2005 and 2004 issued and outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 31,974,017 shares on April 30, 2005 and 30,935,799 shares on April 30, 2004 issued and outstanding	31,974	30,936
Additional paid-in capital	27,744,819	26,138,726
Accumulated deficit	(685,616)	(5,934,572)
Accumulated other comprehensive income	—	20,245

Total stockholders’ equity	27,091,177	20,255,335

	$81,992,346	$105,289,971

SMITH & WESSON HOLDING CORPORATION and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended April 30,
		Restated	Restated
	2005	2004	2003
Cash flows provided by (used for) operating activities
Net income	$5,248,956	$832,285	$17,225,493
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Amortization and depreciation	2,756,915	1,705,514	987,674
Gain on disposal of IdentiKit	(435,815)	—	—
(Gain) loss on sale of assets	(93,949)	81,988	179,605
Realized gain on sale of marketable securties	(18,780)	—	—
Write-off of patents	50,534	—	—
Gain on sale of land	—	—	(1,666,132)
Deferred taxes	3,019,605	(488,578)	(15,669,987)
Provision for losses on accounts receivable	52,875	(4,829)	10,000
Provision for excess and obsolete inventory	97,942	283,063	628,248
Provision for loss on purchase commitments	—	—	1,114,666
Stock option expense	626,150	819,507	1,654,302
Stock compensation for services	—	11,400	64,825
Changes in operating assets and liabilities
(Increase) decrease in assets:
Accounts receivable	1,823,270	(5,336,190)	(2,819,403)
Inventories	(4,003,818)	(670,463)	2,776,363
Other current assets	(403,943)	6,113,519	(6,650,719)
Income tax receivable	156,895	14,735	36,472
Note receivable	42,547	(72,359)	—
Other assets	3,210,945	3,496,721	5,113,878
Increase (decrease) in liabilities:
Accounts payable	2,425,717	1,599,462	1,054,377
Accrued payroll	(699,696)	923,536	(138,227)
Accrued profit sharing	130,989	651,102	801,090
Accrued taxes other than income	(466,057)	(561,101)	(139,252)
Accrued expenses	(1,311,905)	(3,878,601)	4,479,072
Other non-current liabilities	(6,230,389)	(5,066,149)	(7,530,977)
Deferred revenue	(276,130)	229,504	(1,384,887)
Accrued workers compensation	311,773	45,000	(35,000)
Accrued product liability	427,360	177,636	(1,080,000)
Due to Walther USA, LLC, net	—	—	(529,353)

Net cash provided by (used for) operating activities	6,441,991	906,702	(1,517,872)

Cash flows provided by (used for) investing activities:
Payments to acquire marketable securities	—	—	(552,673)
Proceeds from sale of marketable securities	1,537,273	34,471	—
Decrease (increase) to collateralized cash deposits	22,673,059	(1,160,059)	(285,975)
Payments to acquire patents	(84,266)	(64,980)	(129,123)
Proceeds from sale of property and equipment	109,075	26,416	754,300
Proceeds from sale of IdentiKit	285,300	—	—
Payments to acquire property and equipment	(8,423,144)	(5,676,614)	(4,173,418)

Net cash provided by (used for) investing activities	16,097,297	(6,840,766)	(4,386,889)

Cash flows financing activities:
Payment on notes payable, Tomkins	(27,000,000)	(1,000,000)	(2,000,000)
Proceeds from loans and notes payable	18,000,000	—	—
Debt Issuance Costs	(654,843)	—	—
Payments on loans and notes payable, related parties	—	—	(357,425)
Proceeds from sale of common stock under ESPP	244,575	257,729	281,705
Proceeds from exercise of options to acquire common stock	736,406	95,486	150,000
Payments on loans and notes payable, unrelated parties	(15,294,614)	(90,498)	—

Net cash used for financing activities	(23,968,476)	(737,283)	(1,925,720)

Net decrease in cash and cash equivalents	(1,429,188)	(6,671,347)	(7,830,481)
Cash and cash equivalents, beginning of year	5,510,663	12,182,010	20,012,491

Cash and cash equivalents, end of year	$4,081,475	$5,510,663	$12,182,010

SMITH & WESSON HOLDING CORPORATION and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

							Accumulated
					Additional		Other	Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Comprehensive	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Equity
Balance at April 30, 2002 As previously reported	—	$—	29,683,613	$29,683	$15,751,515	$(16,938,840)	$2,868	$(1,154,774)

Restatement for stock awards under APB 25 and the adoption of SFAS 123R				—	7,053,510	(7,053,510)		-

As restated at April 30, 2002			29,683,613	29,683	22,805,025	(23,992,350)	2,868	(1,154,774)

Exercise of warrants			614,713	615	149,385			150,000

Exercise of stock options			76,666	77	65,723			65,800

Shares issued under ESPP October 1, 2002			67,117	67	75,945			76,012

April 1, 2003			122,819	123	139,770			139,893

Stock option expense			—	—	1,654,302			1,654,302

Common stock issued to settle liabilities			54,700	55	64,770			64,825

Net income for the year ended April 30, 2003						17,225,493		17,225,493

Other comprehensive income							24,608	24,608

As restated at April 30, 2003	—	$—	30,619,628	$30,620	$24,954,920	$(6,766,857)	$27,476	$18,246,159

Exercise of stock options			90,075	90	106,796			106,886

Shares issued under ESPP
October 1, 2003			116,752	117	133,476			133,593

April 1, 2004			109,344	109	124,027			124,136

Stock option expense			—	—	819,507			819,507

Net income for the year ended April 30, 2004						832,285		832,285

Other comprehensive income							(7,231)	(7,231)

As restated at April 30, 2004	—	$—	30,935,799	$30,936	$26,138,726	$(5,934,572)	$20,245	$20,255,335

Cashless exercise of warrants			200,000	200	(200)			-

Exercise of stock options			647,216	647	735,759			736,406

Shares issued under ESPP
October 1, 2004			106,811	107	123,200			123,307

April 1, 2005			84,191	84	121,184			121,268

Stock option expense			—	—	626,150			626,150

Net income for the year ended April 30, 2005						5,248,956		5,248,956

Reclassification for realized gains to net income							(20,245)	(20,245)

Balance at April 30, 2005	—	$—	31,974,017	$31,974	$27,744,819	$(685,616)	$—	$27,091,177